Exhibit 99.1

JOAN AMBLE JOINS BOARD OF DIRECTORS OF SPIRE GLOBAL, INC.

Experienced Corporate Leader to Bolster Audit and Governance Experience on the Company’s Board

VIENNA, VA - (BUSINESS WIRE)-- Spire Global, Inc. (NYSE: SPIR) (“Spire” or “the Company”), a leading global provider of space-based data, analytics, and space services today announced that it has appointed Joan Amble to the Company’s board of directors. In her role, Ms. Amble will work with Spire’s leadership team to implement best practices as the business continues to quickly scale.

“Joan embodies the very relentless, unbounded, and collaborative spirit that we value at Spire. Her valuable perspective from what has been a tremendous career in finance will be immensely impactful as we continue to scale the business and strive towards being the best we can be,” said Peter Platzer, CEO of Spire. “Joan’s commitment to women in business and mentoring the next generation is inspiring and having her counsel will only further strengthen Spire’s position as a company that cultivates top talent. I am pleased to welcome her to our board of directors.”

Ms. Amble has had a storied career in finance, most recently serving as Executive Vice President, Finance, and Comptroller for American Express. Prior to holding senior leadership positions at American Express, Ms. Amble spent more than a decade at General Electric, most recently serving as Chief Operating Officer and Chief Financial Officer for GE Capital Markets, overseeing securitizations, debt placement, and syndication, as well as structured equity transactions. She has extensive experience in corporate governance, having served on the Board of Directors of Broadcomm Corp, Brown-Forman, Sirius XM Holdings Inc., and as an independent Advisor to the Executive Committee of the U.S. affiliate of Société Générale S.A. Ms. Amble currently serves on the Board of Directors of Zurich Insurance Group AG, BuzzFeed and Booz Allen Hamilton Inc. She is currently the president of JCA Consulting, LLC.

“Spire is a company operating in the most future-oriented industry there is - space, bringing data solutions to market with broad applications across sectors, public and commercial. What is particularly exciting to me is the fact that these solutions are addressing needs that aren’t nearly fully understood or appreciated yet,” said Ms. Amble. “Spire has just begun scratching the surface of what is possible when utilizing its unique vantage point, and I look forward to working closely with the management team as the company continues to grow and increase adoption of its solutions, globally.”

About Spire Global, Inc.

Spire (NYSE: SPIR) is a leading global provider of space-based data, analytics and space services, offering access to unique datasets and powerful insights about Earth from the ultimate vantage point so that organizations can make decisions with confidence, accuracy, and speed. Spire uses one of the world’s largest multi-purpose satellite constellations to source hard to acquire, valuable data and enriches it with predictive solutions. Spire then provides this data as a subscription to organizations around the world so they can improve business operations, decrease their environmental footprint, deploy resources for growth and competitive advantage, and mitigate risk. Spire gives commercial and government organizations the competitive advantage they seek to innovate and solve some of the world’s toughest problems with insights from space. Spire has offices in San Francisco, Boulder, Washington DC, Ontario, Glasgow, Oxfordshire, Luxembourg, and Singapore. To learn more, visit www.spire.com.

Safe Harbor Statement

The forward-looking statements included in this press release, including the quotations of Spire’s Chief Executive Officer and newly appointed director regarding Spire’s global growth and expansion, reflect Spire’s best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, potential disruption of customer purchase decisions resulting from global economic conditions including from an economic downturn or recession in the United States or in other countries around the world, relative growth of its ARR and revenue, the failure of the Spire and exactEarth businesses (including personnel) to be integrated successfully, the risk that revenue or the expansion of Spire’s customer base, ARR, product offerings and solutions will not be realized or realized to the extent anticipated, the ability to maintain the listing of Spire’s securities on the New York Stock Exchange, the ability to address the market opportunity for Space-as-a-Service; the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities, the risk of downturns, new entrants and a changing regulatory landscape in the highly competitive space data analytics industries, developments in and the duration of the COVID-19 pandemic and the resulting impact on Spire’s business and operations, and the business of its customers and partners, including the economic impact of safety measures to mitigate the impacts of COVID-19, Spire’s potential inability to manage effectively any growth it experiences, Spire’s ability or inability to develop new products and services, and other risks detailed in periodic reports Spire has filed with the Securities and Exchange Commission, including Spire’s Quarterly Report on Form 10-Q, which was filed with the SEC on August 10, 2022. Significant variation from the assumptions underlying Spire’s forward-looking statements could cause its actual results to vary, and the impact could be significant. All forward-looking statements in this press release are based on information available to Spire as of the date hereof. Spire undertakes no obligation, and does not intend, to update the information contained in this press release, except as required by law.

Contacts:

Media:

Hillary Yaffe

hillary.yaffe@spire.com

Investors:

Benjamin Hackman

benjamin.hackman@spire.com